UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2014

Giggles N Hugs, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0001381435	20-1681362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Santa Monica Blvd., Suite 155, Los Angeles, CA 90067

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-553-4847

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2014, Giggles N’ Hugs, Inc., a Nevada corporation (the “Company”), and Joey Parsi, the Company’s Chief Executive Officer, entered into a settlement in the case of Nerush v. Steele et al filed in Los Angeles Superior Court, Case Number SC 117 806 (the “Settlement”). The Settlement was with with Alex Nerush, Preferred Scan, Inc. (“Preferred Scan”), Richard Steele, Jr., Donald Stoecklein, and the Stoecklein Law Group, LLP (“Law Group”) where all allegations against the Company were dismissed with prejudice. The Settlement provided, among other things, the following:

a)	the Law Group agreed to release the sum of approximately 140,000 shares of unrestricted common stock of the Company, held by the United States District Court;

b)	Preferred Scan and Mr. Nerush shall dismiss, with prejudice, any and all causes of action against the Company and Mr. Parsi in exchange for (i) cash payment of $20,000 and (ii) 150,000 shares of the Company’s common stock, approximately 50,000 of which consisting of the shares released pursuant to item (a) above; and

c)	the Company and Mr. Parsi shall release any and all causes of action against Mr. Steele, Mr. Stoecklein and the Law Group in exchange for release from the Law Group of any obligation to pay attorneys’ fees totalling approximately $116,000, and of any and all causes of action against the Company and Mr. Parsi.

The total number of shares of common stock issued pursuant to the Settlement is equal to less than one percent (1%) of the total number of shares of the Company’s common stock issued and outstanding as of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Giggles N Hugs, Inc.

Date: August 27, 2014
	By:	/s/ Joey Parsi
	Name:	Joey Parsi
	Title:	Chief Executive Officer